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[CRB BUILDERS LLC LOGO]                                            EXHIBIT 10.21
                                                   11701 BORMAN DRIVE, SUITE 110
                                                             ST. LOUIS, MO 63146
                                                           PHONE: (314) 997-0244
                                                             FAX: (314) 824-0049

                       AGREEMENT FOR DESIGN/BUILD SERVICES
                       ON A GUARANTEED MAXIMUM COST BASIS

This Agreement is made and entered into this 19th day of March, 2003, by and between Serologicals Corporation (Owner) and CRB Builders.

In consideration of the mutual covenants and agreements set forth herein, Owner and CRB Builders agree as follows:

                                    ARTICLE 1
                               GENERAL PROVISIONS

CRB Builders agrees to furnish or arrange for the architectural, engineering and construction services set forth herein and required for completion of the Project.

1.1 Definitions

1.1.1 The Project is the design and construction of Project BETA to be located on property of Owner situated in Lawrence, Kansas.

1.1.2 The Work is the design and/or construction services required to complete the Project.

1.1.3 The Contract Documents, which constitute the entire Agreement between the Owner and CRB Builders, consist of:

              .1  This Agreement and all exhibits hereto.

              .2 Conceptual and Preliminary Design Documents produced under a previous Purchase Order and this Agreement.

              .3 Final design drawings, construction working drawings and specifications produced under this Agreement.

              .4  Change Orders.

              .5  Written amendments to this Agreement.

1.2 Extent of Agreement

The Contract Documents represent the entire agreement between the Owner and CRB Builders and supersede all prior negotiations, representations or agreements. This Agreement shall not be superseded by any provisions of the documents for construction and may be amended only by written instrument signed by both the Owner and CRB Builders. Owner may issue purchase orders to CRB Builders to satisfy Owner's purchasing requirements. It is agreed that the terms and conditions included in such purchase orders shall be considered deleted for purposes of this Project.

                                    ARTICLE 2
                          CRB BUILDERS RESPONSIBILITIES

2.1 CRB Builders Services

CRB Builders shall furnish or arrange for the following services for execution and completion of the Agreement, which shall constitute the "Work," through its employees or subcontractors.

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2.1.1 CRB Builders shall provide the architectural and engineering design for the Project in accordance with the laws of the state in which the Project in located. The design shall be performed with the skill and care which would be exercised by comparable qualified professional architects and engineers performing similar services at the time such services are performed.

2.1.2 CRB Builders will secure the construction building permits necessary for the construction of the Project, on behalf of the Owner.

2.1.3 CRB Builders shall keep such accounts as may be necessary for financial management under this Agreement, and shall furnish the Owner with an estimated cash flow schedule for the Project. CRB Builders shall provide the Owner with a Schedule of Values allocated to major segments of work for the Project.

2.1.4 CRB Builders will provide the Owner with an estimated design and construction schedule for the Project. This Schedule shall indicate the approximate dates for the starting and completion of the various stages of the design and construction, and shall contain the necessary information to allow the Owner to monitor the progress of the Work. It shall be revised as required by the conditions of the Work and those conditions and events which are beyond CRB Builders' control.

2.1.5 CRB Builders will provide all materials and equipment, supervision, inspection, testing, labor, tools, construction equipment and specialty items necessary to execute and complete construction of the Project.

2.1.6 CRB Builders shall take necessary precautions for the safety of its employees on the Work, and shall comply with all applicable provisions of federal, state and municipal safety laws and shall include in all subcontracts provisions which require its subcontractors to be responsible for the safety of their employees on the Work, and to comply with all applicable provisions of federal, state and municipal safety laws. It is agreed that CRB Builders shall have no responsibility for the abatement of safety hazards resulting from work at the job site carried on by other persons or by the Owner's separate contractors, or by the Owner or persons for which it is responsible, and the Owner will comply with, and agree to cause any such separate contractors or persons to comply fully with, all applicable provisions of federal, state and municipal safety laws and regulations.

2.1.7 CRB Builders shall give notices and comply with laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

2.1.8 CRB Builders shall pay royalties and license fees required by the Work. CRB Builders shall defend suits or claims for infringement of patent rights and shall save the Owner harmless from loss on account thereof, except that the Owner shall be responsible for such loss when a particular design, process or product of a particular manufacturer is required by the Owner.

2.1.9 CRB Builders shall keep the premises of the Project free from accumulation of trash and other debris caused by CRB Builders' operation. At the completion of the Work, CRB Builders shall remove from the Project its tools, surplus materials, construction equipment and machinery.

2.1.10 CRB Builders shall prepare Change Orders for the Owner's approval and execution in accordance with this Agreement.

2.1.11 CRB Builders shall maintain in good order at the site one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other Modifications, marked currently to record major changes made during construction. These shall be delivered to the Owner upon completion of the Project and final payment. As-built drawings will be delivered at the end of the project in the format consistent with the original design documents.

2.2      Warranties and Completion

2.2.1 CRB Builders warrants to the Owner that all materials and equipment furnished under this Agreement will be new, unless otherwise specified, and that all construction work will be of good quality, free from improper workmanship and defective materials. This warranty does not include defects caused by Owner modification, abuse, improper maintenance or operation. CRB Builders agrees to correct all work performed by it under this Agreement which proves to be defective in material or workmanship within a period of one (1) year from the date of Substantial Completion as defined in paragraph 5.2.1, provided that this warranty covers equipment, accessories and parts manufactured by others only to the extent of liability to CRB Builders on the part of the manufacturer thereof, and no warranty is provided for Owner provided equipment. Any warranty or guarantee obtained by CRB Builders from any such manufacturer shall be deemed to have been obtained for the benefit of the Owner. The foregoing warranties are in lieu of all other warranties, express or implied, including but not limited to, the implied warranties of merchantability and fitness for purpose.

2.2.2 CRB Builders will secure required certificates of inspection, testing or approval required for building construction and deliver them to the Owner.

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2.2.3 CRB Builders will collect all equipment manuals and deliver them to the
Owner, together with all written warranties from equipment manufacturers, and CRB Builders will have no further obligation with respect to them.

                                    ARTICLE 3
                            OWNER'S RESPONSIBILITIES

3.1 The Owner shall provide full information regarding its requirements for the Project.

3.2 The Owner shall designate a representative who shall be fully acquainted with the Project, and have authority to approve changes in the scope of the Project, render approvals and decisions promptly, and furnish information expeditiously and in time to meet the dates set forth in the Schedule. The Owner's designated representative is Tom McCall.

3.3 The Owner shall furnish, for the site of the Project, topographical surveys describing the physical characteristics; soils reports and subsurface investigations; legal limitations; utility locations; and a legal description, including a property survey and Project benchmark, and warrant the accuracy of such information.

3.4 The Owner shall secure and pay for necessary approvals, easements, assessments and charges required for the construction, connection, use, or occupancy of permanent structures or for permanent changes in existing facilities.

3.5 The Owner shall furnish such legal services as may be necessary for providing the items set forth in Paragraph 3.4, and such auditing services as it may require.

3.6 If the Owner becomes aware of any fault or defect in the Work or nonconformance with the Drawings or Specifications, it shall give prompt written notice thereof to CRB Builders.

3.7 The Owner shall provide the insurance for the Project as provided in paragraphs 10.4 and 10.5. Owner shall bear the cost of any bonds that it may require to be maintained in connection with the Project.

3.8 The services and information required by the above paragraphs shall be furnished with reasonable promptness at Owner's expense and CRB Builders shall be entitled to rely upon the accuracy and the completeness thereof.

3.9 The Owner shall furnish reasonable evidence to CRB Builders, prior to signing this Agreement, or any time thereafter that sufficient funds are available and committed for the entire Cost of the Project. If CRB Builders elects to proceed with work without having received such evidence, it may stop work upon fifteen (15) days notice if such evidence has not been furnished within a reasonable time after such request.

3.10 The Owner upon reasonable written request shall furnish CRB Builders in writing information which is necessary and relevant for CRB Builders to evaluate, give notice of or enforce Mechanic's Lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, and the Owner's interests therein at the time of execution of the Agreement and, within five (5) days after any change in title.

3.11 The Owner shall have no contractual obligation to CRB Builder's subcontractors and shall communicate with such subcontractors only through CRB Builders.

3.12 The Owner shall pay for all utility connection fees and special facility charges rendered by utilities for connection of permanent utility services to the Project.

                                    ARTICLE 4
                                  SUBCONTRACTS

4.1 All portions of the Work that CRB Builders does shall be performed under subcontracts. CRB Builders shall select competent subcontractors and shall be responsible for the management of the subcontractor's performance of their work.

4.2 A Subcontractor is a person or entity which has a direct contract with CRB Builders to perform any work in connection with the Project. The term Subcontractor does not include any separate contractor employed by the Owner or the separate contractors' subcontractors.

4.3 No contractual relationship shall exist between the Owner and any subcontractor of CRB Builders.

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                                    ARTICLE 5
                CONTRACT TIME SCHEDULE AND SUBSTANTIAL COMPLETION

5.1 Contract Time

5.1.1 The Work to be performed under this Agreement shall be commenced on or about September 30, 2002, and shall be substantially completed in accordance with the Schedule provided pursuant to Paragraph 2.1.4. Initial design began September 30, 2002 with a Letter of Approval dated October 3, 2002 which shall be considered done under this contract agreement.

5.1.2 The term day as used in the Contract Documents shall mean calendar day, unless otherwise specifically designated.

5.2 Substantial Completion

5.2.1 The Date of Substantial Completion of the Project or a designated portion thereof is the date when construction is sufficiently complete in accordance with the Drawings and Specifications so the Owner can occupy or utilize or, in fact, does occupy or utilize, the Project or designated portion thereof for the use for which it is intended.

5.2.2 The Date of Substantial Completion shall be established by a Certificate of Substantial Completion signed by the Owner and CRB Builders and shall state their respective responsibilities for security, maintenance, heat, utilities, damage to the Work and insurance. This Certificate shall also list the item to be completed or corrected (if any) and fix the time for their completion and correction. Disputes between the Owner and CRB Builders regarding the Certificate of Substantial Completion shall be resolved by arbitration.

5.3 Commencement of Warranties

5.3.1 Warranties called for by this agreement or by the Drawings and Specifications shall commence on the Date of Substantial Completion of the Project or designated portion thereof, as reflected by the Certificate of Substantial Completion.

5.4 Delays

5.4.1 If CRB Builders is delayed at any time in the progress of the Project by any act or neglect of the Owner, by any separate contractor employed by the Owner or by the action of any governmental agency or regulatory body, or by changes ordered in the Project, or by labor disputes, fire, unusual delay in transportation, unusual delay in issuance of building permits or zoning or utility services, unusual delay or shortages in material supplies, adverse weather conditions not reasonably anticipatable, unavoidable casualties, acts of God, or any other causes beyond CRB Builders control, then the Schedule shall be extended for the period of such delay upon application therefor by CRB Builders.

5.4.2 If CRB Builders is delayed by any act or neglect of Owner or by any separate contractor employed by Owner, CRB Builders will be compensated for all costs which it incurs as a result of such delay, and a Change Order will be issued therefor.

                                    ARTICLE 6
                                 CONTRACT PRICE

6.1 Owner agrees to pay CRB for the cost of work as defined in Article 7 and based on the scope of work as defined in this document. Such payment shall be in addition to the Contractors Fee stipulated in 6.4.

6.2 The maximum cost to the Owner, including the Cost of Work and the Contractors Fee will be established as a Guaranteed Maximum Price. This Guaranteed Maximum Price will be established at a mutually agreeable time before any substantial construction is commenced. Exhibit A of this contract defines the Guaranteed Maximum Price.

6.3 For preliminary services prior to agreement of a Guaranteed Maximum Price Owner shall reimburse CRB for all labor and materials on a cost reimbursable basis not to exceed Three million and 00/100 Dollars ($3,000,000). The cost for preliminary services will be rolled into the Guaranteed Maximum Price once it is established.

6.4 If the actual Cost of Work together with the Contractor's Fee is less than the Guaranteed Maximum Price stated above, the Owner and CRB shall divide such difference by the adjustment in the final payment, 80 percent to Owner and 20 percent to CRB.

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6.5  In consideration of the performance of the Contract, Owner agrees to pay
     CRB in current funds as compensation for its services a "Contractor's Fee" of 2.0 percent of the "Cost of Work".

6.6 In addition to the "Contractor's Fee" the Owner will pay CRB an "Incentive Award Fee" of up to 1.5 percent of the "Cost of Work". The "Incentive Award Fee" shall be administered per Exhibit B of this Contract.

6.7 For changes in the work, the Contractor's Fee shall be adjusted proportionately to the original fee.

                                    ARTICLE 7
                                COST OF THE WORK

7.1 The term "Cost of Work" shall mean costs actually incurred in the proper performance of the Work and paid or incurred by CRB Builders in connection therewith. Such costs shall include, but not be limited to, the items set forth below in this Article 7.

7.1.1 Cost and direct expenses for architectural and engineering services in connection with the project.

7.1.2 Cost and direct expenses for the administration and management of the Work performed in the office, at the Project site and on the premises of suppliers or fabricators.

7.1.3 Wages paid for labor in the direct employ of CRB Builders who perform field construction work, including such welfare or other benefits, if any, as may be payable with respect thereto.

7.1.4 The proportion of reasonable transportation, traveling and hotel and moving expenses of CRB Builders, or of its officers or employees, incurred in discharge of duties connected with the Project.

7.1.5 Cost of all materials, supplies and equipment incorporated in the Project or suitably stored or stockpiled in an appropriate manner and location, including costs and transportation and storage thereof.

7.1.6 Payments by CRB Builders to construction subcontractors and for specialty services necessary to execute and complete the Work. The specialty services include, by way of illustration and not limitation, additional surveying and subsurface exploration, materials testing, and special inspections required by government agencies and insurance companies.

7.1.7 Cost, including transportation and maintenance, of all materials, supplies, equipment, general conditions, temporary facilities, including office trailer rental, job site utilities, and hand tools not owned by the workmen, which are employed or consumed in the performance of the Work.

7.1.8 Rental charges of all machinery and equipment, exclusive of hand tools, used at the site of the Work, whether rented from CRB Builders or others, including installation, repairs and replacement, dismantling, cost of lubrication, transportation and delivery cost thereof. Rental charges shall be consistent with those prevailing in the area.

7.1.9 Cost of the premium for all insurance which CRB Builders is required to procure by the Agreement or is deemed necessary by CRB Builders.

7.1.10 Sales, use, gross receipts or similar taxes related to the Project, imposed by any Governmental authority, and for which CRB Builders is legally responsible.

7.1.11 Permit fees, licenses, tests, royalties, damages for infringement of patents and cost of defending suits therefor, for which CRB Builders is responsible, and deposits lost for causes other than its negligence.

7.1.12 Losses, expenses, or damages to the extent not compensated by insurance or otherwise (including settlement made) and the cost of corrective work.

7.1.13 Minor expenses such as long distance telephone calls, telephone service at site, express, and similar petty cash items in connection with the Project.

7.1.14     Cost of removal of all debris.

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7.1.15 Cost incurred due to an emergency affecting the safety of persons and property.

7.1.16 Legal costs reasonably and properly resulting from prosecution of the Project for the Owner.

7.1.17 All other direct costs, not otherwise specifically classified, incurred in the performance of the Work.

                                    ARTICLE 8
                             CHANGES IN THE PROJECT

8.1 Change Orders

8.1.1 Any work not contained in the Contract Document shall be a change and shall be performed by CRB Builders only pursuant to a written Change Order to this Agreement issued by Owner. Such a Change Order may increase or decrease the Work within the general scope of this Agreement. If this Change Order causes an increase in the Cost of the Work, or of the time required for the performance of the Work, the Guaranteed Maximum Price (GMP) and the Project Schedule will be adjusted accordingly. If the Change Order causes a decrease in the Cost of the Work, the GMP shall be decreased by the amount of CRB Builders determination of the decrease of the cost in labor, materials and equipment no longer required, based upon the Schedule of Values furnished pursuant to Paragraph 2.1.3.

8.1.2 The proposal document may identify specific items which are not included in the Contract Price. The performance or furnishing of any of the items by CRB Builders shall be pursuant to Change Order issued in accordance with Paragraph 8.1.1.

8.1.3 In the event Owner requests CRB Builders to develop information necessary for the consideration of a change in the Project, and such a change is not adopted, Owner shall reimburse CRB Builders for the costs which it incurs in connection with such efforts.

8.2 Concealed, Unknown or Hazardous Conditions

8.2.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unknown nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given promptly to the other party and, if possible, before conditions are disturbed.

8.2.2 In the event CRB Builders encounters on the site material reasonably believed to be asbestos or a hazardous substance which has not been rendered harmless, CRB Builders shall immediately stop work in the area affected and report the condition to Owner. Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and CRB Builders. CRB Builders shall not be required to perform any work relating to asbestos or hazardous substances without its consent.

8.3 Regulatory Changes

8.3.1 CRB Builders shall be compensated for change in the Work necessitated by the enactment or revision of codes, laws or regulations subsequent to the date of this Agreement.

                                    ARTICLE 9
                            PAYMENTS TO CRB BUILDERS

9.1 Progress Payments

9.1.1 On or before the 10th day of each month after work has commenced, CRB Builders shall submit to Owner's Representative an Application for Payment for the period ending on the last day of the preceding month which shall indicate the percentage of work completed or material stored at the site for each major segment of work on the Schedule of Values, and the current amounts due therefore. Owner's Representative shall have the right of inspection and verification pursuant to the Application for Payment and shall have five (5) working days within which to approve the Application. Owner's Representative shall forward each approved application to Owner for payment. Representative's failure to disapprove within five (5) days shall constitute approval. Each Application for

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Payment shall be accompanied by a partial waiver of lien duly executed by CRB
Builders for all work, the cost of which has been paid by Owner to the date of the most recent payment received by CRB Builders

9.1.2 Within ten (10) working days after its receipt of such Application for Payment, Owner shall pay directly to CRB Builders as follows:

         .1       Ninety percent (90%) of currently due amounts shown on the application for each major segment of the subcontracted work until a segment is fifty percent (50%) completed, after which time currently due amounts with respect to each such segment shall be paid in full.

         .2       One hundred percent (100%) of currently due amounts shown on the application for CRB Builders and Clark Richardson Biskup Consulting Engineers professional services.

         .3       When a major segment of work is one hundred percent (100%)
completed or materials one hundred percent (100%) purchased and accepted by Owner's Representative, Owner will release the proportionate retainage with respect to that segment, and make full payment therefor to CRB Builders.

9.1.3 If Owner disputes any items shown in the Application it will promptly make payment for that part of the Application not in dispute. Failure to pay CRB Builders when payment is due will constitute a breach of this contract.

9.1.3 Payments due but unpaid shall bear interest of one percent (1%) per month (or any lesser legal limit applicable) will be charged on Application amounts outstanding more than thirty (30) days after the Application date.

9.2 CRB Builders warrants and guarantees that title to all Work, materials and equipment covered by an Application for Payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by CRB Builders, free and clear of all liens, claims, security interests or encumbrances hereinafter referred to as Liens. CRB Builders, at its own expense, shall indemnify, defend and save harmless Owner against Liens filed on the property of Owner by subcontractors, material-men or suppliers of CRB Builders for amounts due them from CRB Builders for Work, the cost of which has been paid by Owner to CRB Builders.

9.3 Final Payment

For purposes of final payment, the procedure under this Agreement will be as follows:

9.3.1 CRB Builders shall give written notice to Owner upon Substantial Completion of the Project, or a designated portion thereof. If Owner has not, in fact, occupied or utilized the Project, or the designated portion thereof, the parties, within five (5) days of receipt of such notice, shall determine on the basis of a joint inspection that the Work is substantially complete. CRB Builders shall then prepare a Certificate of Substantial Completion for execution by the parties which shall establish the date of Substantial Completion, shall state the responsibilities of Owner and CRB Builders regarding security, maintenance, heat, utilities, and risk of casualty, and shall list the items of Work (punch list) to be corrected or completed.

9.3.2 When the parties have mutually agreed upon the Certificate of Substantial Completion, CRB Builders shall submit to the Owner's Representative an Application for Payment of the unpaid balance of the Contract Price for the Project, less an amount equal to one-hundred fifty percent (150%) of the estimated cost of completing all remaining unfinished items of work shown on the punch list. Within ten (10) days after receipt of the Application for Payment, Owner shall make payment to CRB Builders. Failure of Owner to pay the amount specified shall constitute a breach of this Agreement and CRB Builders shall have no further obligations or responsibility to Owner under this Agreement.

9.3.3 CRB Builders shall, as soon as possible, correct or complete the items of work noted on the punch list without additional expense to Owner. Owner's Representative shall inspect the corrected or completed items of work within five (5) days after notice of correction or completion of each such item of work and if acceptable, shall issue a written notice of acceptance of such items of work to CRB Builders. Owner shall pay monthly, from the amount retained, for the items of work corrected or completed.

9.3.4 Following full completion of the Work and final inspection and acceptance of the Work by the Owner's Representative, CRB Builders shall submit a final Application for Payment for the entire unpaid balance of the Contract Price, as noted in the final application. Upon final payment, CRB Builders will issue a duly executed final waiver of lien.

9.4 The making of final payment shall constitute a waiver of all claims by Owner except those arising from:

9.4.1 Unsettled liens.

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9.4.2 Defects in materials or workmanship appearing after final inspection.

9.4.3 Any breach of continuing obligation on the part of CRB Builders.

                                   ARTICLE 10
                             INDEMNITY AND INSURANCE

10.1 Indemnity

10.1.1 CRB Builders shall indemnify Owner against all claims and suits by third parties for loss of or damage to property, or personal injury, including death, to persons, and from all judgments recovered therefor, and from all expenses for defending such claim or suit, including court costs and attorney's fees, which result from the negligent acts, errors or omissions of CRB Builders. CRB Builders shall have no duty to indemnify Owner hereunder against claims arising as a result of Owner's sole or contributing negligence. In no event shall CRB Builders be responsible, under this paragraph or otherwise, for any indirect or consequential damages of any kind.

10.1.2 Upon and after final completion of the Project, Owner shall indemnify CRB Builders against all claims and suits for damages arising from personal injuries or to property, and from all judgments recovered therefor, and from all expenses for defending such claim or suit, including court costs and attorney's fees, which result from the Owner's negligent use, operation or maintenance of the facilities, equipment or materials designed or provided by CRB Builders under this Agreement.

10.2 CRB Builders Insurance

CRB Builders shall purchase and maintain the following insurance to cover its operations under this Agreement whether such operations be by itself or by any Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

   1) Workers' Compensation Insurance in full compliance with workers' compensation laws of the states within which any part of the Work is to be performed, together with employer's liability coverage with minimum limits of liability in the amount of $100,000 for each occurrence.

   2) Comprehensive Automobile Liability insurance covering all owned, hired and non-owned vehicles with the following minimum limits of liability:

      Combined single limit - $1,000,000 each occurrence

   3) Comprehensive General Liability insurance including Independent Contractor's coverage with the following minimum limits of liability:

      Combined single limit          - $1,000,000 each occurrence
                                       $2,000,000 aggregate

      Excess Liability (Umbrella)      $3,000,000 each occurrence and aggregate

   4) Architects/Engineers Professional Liability: $5,000,000 each claim.
                                                   $10,000,000 annual aggregate

10.3 CRB Builders shall furnish to Owner promptly following the execution of this Agreement, certificates evidencing the maintenance of said insurance. The certificates shall provide that ten (10) days written notice shall be given to Owner before the insurance policies noted herein are changed or canceled.

10.4 Owner's Liability Insurance

10.4.1 The Owner shall be responsible for purchasing liability insurance to protect the Owner against claims which may arise from operations under this Project.

10.5 Property Insurance

10.5.1 Owner shall purchase property insurance upon the Work at the site to the full insurable value thereof. Property insurance shall include interests of the Owner, CRB Builders, and their respective contractors and subcontractors in the Work. It shall insure against perils of fire and other hazards included in standard "all risk" insurance.

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10.5.2 Before an exposure to loss may occur, the Owner shall file with CRB
Builders a copy of each policy required by this Paragraph 10.5. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least thirty days' prior written notice has been given CRB Builders.

10.5.3 The Owner and CRB Builders waive all rights against each other and the contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 10.5 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as trustee. The Owner or CRB Builders, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in the Paragraph 10.5. The policies shall be endorsed to include such waivers of subrogation.

10.5.4 If the Owner finds it necessary to occupy or use a portion or portions of the Work before Substantial Completion, such occupancy or use shall not commence prior to a time agreed to by the Owner and CRB Builders and to which the insurance company or companies providing property insurance have consented by endorsement to the policy or policies.

10.6 Loss of Use Insurance

Owner shall purchase such insurance as will insure against loss of use of its property, however caused. Owner waives all causes of action against CRB Builders for such loss of use, including consequential damages.

                                   ARTICLE 11
                   TERMINATION OR SUSPENSION OF THE AGREEMENT

11.1 Termination by Owner for Cause

If CRB Builders defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Agreement, the Owner may give written notice that the Owner intends to terminate this Agreement. If CRB Builders fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may then give a second written notice, and after an additional seven (7) days, the Owner may, without prejudice to any other remedy, make good such deficiencies and may deduct the cost thereof from the payment due CRB Builders or, at the Owner's option, may terminate the employment of CRB Builders and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by CRB Builders and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the Contract Price exceeds the expense of finishing the Work, the excess shall be paid to CRB Builders, but if the expense exceeds the unpaid balance, CRB Builders shall pay the difference to the Owner.

11.2 Termination By Owner Without Cause

In addition to termination under Article 11.1, Owner may terminate this Agreement without cause upon ten (10) days' written notice to CRB Builders. Upon such termination, Owner shall reimburse CRB Builders for any unpaid portions of the Contract Price due him under Article 6 for the Work to date of termination. In addition, Owner shall also pay to CRB Builders fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. In case of such termination of this Agreement, the Owner shall further assume and become liable for obligations, commitments and unsettled claims that CRB Builders has previously undertaken or incurred in good faith in connection with said Work, undelivered materials or equipment on order, and any demobilization costs, plus ten percent (10%) of such costs to cover CRB Builder's fee. CRB Builders shall, as a condition of receiving the payments referred to in this Article, execute and deliver all such papers and take all such steps, including the legal assignment of his contractual rights, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of CRB Builders under such obligations or commitments.

11.3 Suspension by Owner Without Cause

Owner may, without cause, order CRB Builders in writing to suspend, delay or interrupt the Project in whole or in part for such period of time as Owner may determine. An adjustment shall be made for increases in the costs of the performance of this agreement, including profit, caused by suspension, delay or interruption and adjustments shall be made to schedule.

11.4 Termination by CRB Builders

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11.4.1 If the Owner fails to make payment when due, on an application for payment for which the Owner has approved, CRB Builders may give written notice of its intention to terminate this Agreement. If CRB Builders fails to receive payment within seven (7) days after receipt of such notice by the Owner, CRB Builders may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Agreement, and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

                                   ARTICLE 12
                                    MEDIATION

12.1 Claims, disputes or other matters in question between parties to this Agreement shall be resolved by mediation or arbitration.

12.2 Any mediation conducted pursuant to this Article 12 shall be held in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Request for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. Any demand for mediation shall be made within a reasonable time after the claim dispute or other matter in question has arisen. In no event shall the request for mediation be made after the date when institute of legal or equable proceeding based upon such claims, dispute or other matter in question would be barred by the applicable statue of limitations.

12.3 Any claim, dispute or other matter in question not resolved by mediation shall be decided by arbitration.

                                   ARTICLE 13
                                   ARBITRATION

13.1 Subject to Mediation, and failing to resolve a dispute per Article 12, all claims, counterclaims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties agree otherwise. The arbitrators will not have jurisdiction to consider any claim for punitive damages. This provision shall be specifically enforceable in any court of competent jurisdiction.

13.2 Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has risen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.

13.3 No arbitration arising out of or related to this Agreement shall include, by joinder, consolidation or other manner, any person not a party to this Agreement, except for CRB Builders' subcontractors who may be joined at CRB Builders' sole election.

13.4 The award rendered by arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

13.5 Unless otherwise agreed in writing, CRB Builders shall carry on the Work and maintain its progress during any arbitration proceedings, and the Owner shall continue to make payments to CRB Builders in accordance with the Contract Documents.

13.6 This Article 13 shall survive completion or termination of this Agreement.

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Successor and Assigns

14.1.1 This Agreement shall be binding on the successors, assigns, and legal representatives of the Owner or CRB Builders. Neither party shall assign, sublet or transfer an interest in the Agreement without a written consent of the other.

14.2 Use of Documents

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14.2.1 The drawings, specifications and other documents furnished by CRB
Builders are instruments of service and shall not be used by the Owner on other projects, for additions to this Project or, unless CRB Builders is in default under this Agreement, for completion of this Project by others, except by written agreement relating to use, liability and compensation.

14.2.2 Submission or distribution of documents to meet official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of CRB Builders' common law copyrights or other reserved rights.

14.3 Governing Law

14.3.1 This Agreement shall be governed by the law in effect at the location of this Project.

                              OWNER: Serologicals Corporation

                              By: /s/ Harold Ingalls
                                 -----------------------------------------------
                              Title: Vice President and Chief Financial Officer

                              CRB BUILDERS

                              By: /s/ Craig Spidle
                                 -----------------------------------------------
                              Title: President CRB Builders

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                                    EXHIBIT A

1. The maximum cost to the Owner, including Preliminary Services, Cost of Work and the Contractors Fee is a Guaranteed Maximum Price of Twenty five million three hundred thirty two thousand eight hundred fifty two and 00/100 Dollars ($25,332,852.00). Such Guaranteed Maximum Price shall be increased or decreased for Changes in the Work as described in Article 8 of this agreement. Adds or Deducts to the GMP include:

         Adds:

                a. Cost of design services using Hourly Rate Schedule.

                b. Cost of Work plus 10% for field supervision, 15% for home office costs and 3% profit.

         Deducts:

                a. Cost of design services using Hourly Rate Schedule.

                b. Cost of Work plus 1.5% profit.

2. The following Scope of Work and Design Documents form the basis for the Guaranteed Maximum Price.

                a. Estimate - Titled: March 2003 GMP Estimate, Run Date: March
                   7, 2003

                b. Equipment List - March 3, 2003

                c. Drawings - Building Civil, Architectural, Structural,
                   Mechanical, Plumbing, Fire Protection, and Electrical included in drawing sets 1 of 3, 2 of 3, and 3 of 3. Process\ drawings completed through March 7, 2003 and all concepts through March 7, 2003.

                d. Specifications - March 3, 2003

3. Clarifications:

                a. All subcontractors will provide labor and material bonds and insurance as identified in CRB Builders subcontract.

                b. State sales tax exemption on all building and process
                   equipment and materials.

                c. No telephone, voice and data design or installation included except CRB Builders has included wall boxes and conduit from wall box to closest soft ceiling area.

                d. Validation/Commissioning and Spare parts are listed as
                   allowances.

                e. No bench top (loose) laboratory equipment included.

                f. No furnishings (loose) are included except refrigerator.

                g. No individual door or room signage is included. h. No PVC covering of interior pipe straight runs is included.

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                                    EXHIBIT B

An Incentive Fee of 1.5% of the Cost of Work will be paid to CRB based upon performance ratings assessed by the Owner on CRB's performance during the project. Performance criteria and objectives have been established as the basis for grading CRB. The Owner will grade CRB's performance against these items every month.

Scores will be applied to each criteria monthly within a category on a scale of 0 - 100. A sum of the criteria scores within each category will be added together and an average score calculated for each of the six (6) weighted categories.

The fee will be calculated as the average of the monthly total value over the life of the project, times the incentive fee, based on 1.5% of the actual "Total Direct Construction Cost".

Scores will be put on a report card (see attached report card to this Exhibit B) and reviewed with CRB in a monthly meeting. Each score will be accompanied by Comments stating how CRB can improve performance for the next period.

Scores will be averaged at the end of the project and the resulting percentage applied to the Incentive Fee and paid to CRB.

The weighted values by category will be:

         Schedule - .20
         Design - .15
         Budget - .25
         Quality - .2
         Communication - .10
         Leadership - .10

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